Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-218340) of Escalade, Incorporated of our reports dated February 24, 2023 (March 29, 2024, as to the effects of the material weaknesses described therein), with respect to the consolidated financial statements of Escalade, Incorporated and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K/A for the year ended December 31, 2022.

/s/ FORVIS, LLP

FORVIS, LLP

Evansville, Indiana

March 29, 2024